As filed with the Securities and Exchange Commission on April 1, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
TRUMP MEDIA & TECHNOLOGY GROUP CORP.
(Exact name of registrant as specified in its charter)

Delaware	85-4293042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

401 N. Cattlemen Rd., Ste. 200
Sarasota, Florida 34232
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Devin G. Nunes
Chief Executive Officer
Trump Media & Technology Group Corp.
401 N. Cattlemen Rd., Ste. 200
Sarasota, Florida 34232
(941) 735-7346
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jonathan H. Talcott, Esq.
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue NW, Suite 900
Washington, DC 20001
Telephone: (202) 689-2800
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or classes of additional securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE AND STATEMENT PURSUANT TO RULE 429
Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus (the “Prospectus”) that is a part of this registration statement (the “S-3 Registration Statement”) is a combined prospectus which relates to: (i) the registration statement on Form S-1 (File No. 333-278678), which was originally filed by Trump Media & Technology Group Corp. (“TMTG,” “Company,” “we” or “our”) on April 15, 2024 and declared effective on June 18, 2024 (“Registration Statement I”), (ii) the registration statement on Form S-1 (File No. 333-280691), which was originally filed by the Company on July 3, 2024 and declared effective on July 15, 2024 (“Registration Statement II”), and (iii) the registration statement on Form S-1 (File No. 333-281761), which was originally filed by the Company on August 23, 2024 and declared effective on September 5, 2024 (“Registration Statement III” and, together with Registration Statement I and Registration Statement II, the “Prior Registration Statements”).
This S-3 Registration Statement registers: (i) (x) the primary issuance by the Company of up to an aggregate of 8,370,686 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) that are issuable upon the exercise of Public Warrants, and (y) the offer and resale from time to time by the selling securityholders named herein of (a) up to an aggregate of 115,487,206 shares of Common Stock, and (b) up to an aggregate of 79,538 warrants to purchase Common Stock, all of which were originally registered on Registration Statemen I; (ii) the offer and resale from time to time by the selling securityholders named herein of up to 17,314,015 shares of Common Stock, which were originally registered on Registration Statement II; and (iii) the offer and resale from time to time by the selling securityholders named herein of up to 1,277,377 shares of Common Stock, which were originally registered on Registration Statement III.
This registration statement is also being filed to convert the Prior Registration Statements into a Registration Statement on Form S-3. Pursuant to Rule 429 under the Securities Act, this S-3 Registration Statement also constitutes a post-effective amendment to the Prior Registration Statements, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this S-3 Registration Statement in accordance with Section 8(c) of the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. We and the selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus dated April 1, 2025

Primary Offering of
Up to 8,370,686 shares of Common Stock

Secondary Offering of
Up to 134,078,598 shares of Common Stock
Up to 79,538 Warrants to purchase 79,538 shares of Common Stock

The securities to be offered using this combined prospectus relate to the issuance by Trump Media & Technology Group Corp. (“TMTG,” “Company,” “we” or “our”) of up to 8,370,686 shares of our common stock, par value $0.0001 per share (“Common Stock”) that are issuable upon the exercise of warrants (the “Public Warrants”) originally issued in the initial public offering of Digital World Acquisition Corp. (“DWAC” or “Digital World”).
In addition, this prospectus also relates to the offer and resale from time to time in one or more offerings, by the selling securityholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Securityholders”), of up to an aggregate of 134,078,598 shares of Common Stock (the “Resale Shares”), consisting of:
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30,147 shares of Common Stock (the “Placement Shares”) originally issued to ARC Global Investments II, LLC (“ARC”) in a private placement in connection with the initial public offering of Digital World at a price of $10.00 per unit, each unit consisting of one share of Common Stock and half a warrant exercisable at $11.50 per share of Common Stock (the “Digital World Convertible Units”);

•
up to 627,521 shares of Common Stock that remain unsold from shares of Common Stock that were previously registered for resale by the Company on Form S-1 (File No. 333-278678), which originally consisted of up to:

○
14,316,050 shares of Common Stock originally issued as Founder Shares (as defined below) to ARC in connection with the initial public offering of DWAC at a price of $0.0017 per share, consisting of: (i) 10,980,000 shares of Common Stock held by ARC; (ii) 95,000 shares of Common Stock transferred to certain Selling Securityholders by ARC for no consideration, and (iii) 3,241,050 shares of Common Stock transferred to certain Selling Securityholders by ARC for an approximate price of $0.0029 (collectively the “Founder and Anchor Investors Shares”);

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744,020 shares of Common Stock originally issued to holders of Digital World Convertible Notes (as defined below), consisting of (i) 625,270 shares of Common Stock issued to certain Selling Securityholders upon the conversion of the Digital World Convertible Notes into Digital World Convertible Units, each at a price of $10.00 (the “Conversion Shares”) and (ii) 118,750 shares of Common Stock issued to certain Selling Securityholders upon the conversion of the Digital World Convertible Notes into Digital World Convertible Units, each at a price of $8.00 (collectively the “Conversion Shares”);

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965,125 shares of Common Stock originally issued upon the conversion of promissory notes issued pursuant to the Convertible Note Compensation Plan (as defined below) (“DWAC Compensation Shares”), which shares of Common Stock were issued to the applicable Selling Securityholders without the payment of additional consideration;

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690,000 shares of Common Stock originally issued to TMTG director and officers as compensation immediately prior to the consummation of the Business Combination (as defined below) (“TMTG Compensation Shares”), without the payment of additional consideration; and

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6,250,000 shares of Common Stock originally issuable upon the conversion of Digital World Alternative Financing Notes (as defined below) into Digital World Convertible Units at a conversion price of $8.00 (“Alternative Financing Shares”);

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114,750,000 shares of Common Stock held by Donald J. Trump Revocable Trust dated April 7, 2014 (the “President Trump Shares”) consisting of (i) 78,750,000 shares of Common Stock received by President Donald J. Trump upon the consummation of the Business Combination in exchange of Private TMTG (as defined below) shares held by President Donald J. Trump; and (ii) 36,000,000 Earnout Shares (as defined below) earned by and issued to President Donald J. Trump on April 26, 2024, based on the performance of our shares of Common Stock and for no additional consideration;

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17,314,015 shares of Common Stock (the “Yorkville Shares”) by YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”) issuable under the standby equity purchase agreement, dated July 3, 2024, by and between the Company and Yorkville (the “SEPA”);

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2,002 shares of Common Stock issued on August 23, 2024 pursuant to the terms of certain investor relations consulting agreement, dated as of October 23, 2021 (the “Investor Relations Consulting Agreement”), by and be-tween the Company and MZHCI, LLC DBA MZ Group (the “MZHCI Shares”); and

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up to 1,275,375 shares of Common Stock issued on August 9, 2024 or earned upon achievement of certain contractual milestones pursuant to that certain asset purchase agreement, dated as of July 3, 2024 (the “Asset Purchase Agreement”), by and among the Company, WorldConnect Technologies, L.L.C. (“WCT”), WorldConnect IPTV Solutions, LLC (“Solutions”), and JedTec, L.L.C (“JedTec”) (the “Asset Acquisition Shares”).

In addition, this prospectus relates to the offer and resale from time to time in one or more offerings by the Selling Securityholders of up to 79,538 shares of Common Stock issuable upon exercise of Placement Warrants and Post IPO Warrants (as defined below) that remain unsold or unexercised from the 7,116,251 shares of Common Stock that were previously registered for resale by the Company on Form S-1 (File No. 333-278678) that were issuable upon exercise of the Placement Warrants and Post IPO Warrants (as defined below) at a price of $11.50 per share (the “Private Warrant Shares”), consisting of: (i) 566,742 shares of Common Stock that are issuable upon the exercise of warrants originally issued to ARC in a private placement in connection with the initial public offering of Digital World (the “Placement Warrants”), (ii) up to 369,509 shares of Common Stock that are issuable upon the exercise of warrants originally issued in connection with the conversion of Digital World Convertible Notes, immediately prior to the consummation of the Business Combination (the “Convertible Note Post IPO Warrants”), (iii) up to 3,055,000 shares of Common Stock that are issuable upon the exercise of warrants originally issued in connection with Digital World Alternative Warrants (as defined below) and (iv) up to 3,125,000 shares of Common Stock that are issuable upon the exercise of warrants to be issued in connection with the conversion of Digital World Alternative Financing Notes (the “Alternative Financing Notes Post IPO Warrants” and, together with the Convertible Note Post IPO Warrants and the Digital World Alternative Warrants, the “Post IPO Warrants”).
The Selling Securityholders may also, from time to time in one or more offerings, offer and sell 79,538 private placement warrants exercisable at $11.50 per share of Common Stock (collectively, the “Resale Warrants” and, together with the Shares, the “Resale Securities”).
Our registration of the shares of Common Stock or Resale Warrants covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or the Resale Warrants registered hereby. See the section titled “Selling Securityholders” for additional information. We will not receive any proceeds from the sale of the securities registered hereby by the Selling Securityholders pursuant to this prospectus.
The sale of the securities being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a decline in the public trading price of our Common Stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities. We provide more information about how the Selling Securityholders may sell the securities registered hereby in the section entitled “Plan of Distribution.”
We will not receive any proceeds from the sale of shares of Common Stock or Resale Warrants by the Selling Securityholders pursuant to this prospectus. We will receive proceeds from any exercise of the Resale Warrants for cash.
The number of shares of Common Stock being offered for resale in this prospectus exceeds the number of shares of Common Stock constituting our public float. The Resale Shares represent approximately 129.2% of our public float and approximately 60.8% of our outstanding shares of Common Stock as of March 28, 2025 (after giving effect to the issuance of shares of Common Stock upon exercise of the Resale Warrants).
The sale of the Resale Securities being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Common Stock. Despite any such decline in price, our Selling Securityholders may still experience a positive rate of return on the shares of Common Stock purchased by them due to the lower price per share at which such shares of Common Stock were purchased as referenced above, but public stockholders may not experience a similar rate of return on the Common Stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. For example, based on the closing price of $19.83 per share on March 28, 2025, ARC and other Selling Securityholders may receive potential profits of up to $19.82 per share. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Resale Warrants, except with respect to amounts received by us upon exercise of the Warrants for cash. We believe the likelihood that warrant holders will exercise their Warrants and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our shares of Common Stock. If the trading price for our shares of Common Stock continues to be over $11.50 per share, we believe holders of Warrants will likely exercise these Warrants. In addition, to the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Warrants may be exercised for cash or on a “cashless basis.” See “Description of Securities – Warrants” for further discussion. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution.”
With respect to the Yorkville Shares, the registration of such securities does not mean that Yorkville will offer or sell any of the Yorkville Shares. Yorkville may offer, sell or distribute all or a portion of their Yorkville Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of Yorkville Shares by Yorkville pursuant to this prospectus. We may receive up to $2,500,000,000 in aggregate gross proceeds from sales of Yorkville Shares to Yorkville that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the SEPA. However, we may not effect any sales under the SEPA and Yorkville will not have any obligation to purchase shares of Common Stock under the SEPA to the extent that after giving effect to such purchase and sale the aggregate number of shares of Common Stock issued under the SEPA together with any shares of Common Stock issued in connection with any other transactions that may be considered part of the same series of transactions, where the average price of such sales would be less than $31.73 and the number of shares issued would exceed the number of shares representing 19.99% of the outstanding voting common stock as of June 25, 2024 (the “Exchange Cap”). Thus, the Company may not have access to the right to sell the full $2,500,000,000 of Shares to Yorkville.
Though we have been advised by Yorkville and Yorkville represents in the SEPA, that Yorkville is purchasing the Yorkville Shares for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws, the Securities and Exchange Commission (the “SEC”) may take the position that Yorkville may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of our Common Stock by Yorkville and any discounts, commissions or concessions received by Yorkville are deemed to be underwriting discounts and commissions under the Securities Act.
Our shares of Common Stock and Public Warrants are currently listed on the Nasdaq Global Market (“Nasdaq”) and the NYSE Texas, Inc. (“NYSE Texas”) under the symbols “DJT” and “DJTWW,” respectively. On March 28, 2025, the closing price of our Common Stock was $19.83 per share and the closing price of our Public Warrants was $12.75 per Public Warrant.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 12 of this prospectus and under similar headings in any amendments or supplements to this prospectus, and beginning on page 20 of our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated herein by reference, as amended and supplemented from time to time by any risk factors we include in subsequent Annual or Quarterly Reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2025.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
For investors outside of the United States: Neither we nor the Selling Securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC using a shelf registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the primary issuance by us of the shares of Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
We may also provide a prospectus supplement to the registration statement to add information to, or update or change information contained in, this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement to the registration statement, together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation by Reference.”
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and the applicable prospectus supplement, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
On March 25, 2024 (the “Closing Date”), Digital World, now known as Trump Media & Technology Group Corp., consummated a business combination pursuant to that certain Agreement and Plan of Merger, dated as of October 20, 2021 (as amended by the First Amendment to Agreement and Plan of Merger, dated May 11, 2022, the Second Amendment to Agreement and Plan of Merger, dated August 9, 2023, the Third Amendment to Agreement and Plan of Merger, dated September 29, 2023, and as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among TMTG, DWAC Merger Sub Inc., a Delaware corporation (“Merger Sub”), Trump Media & Technology Group Corp., a Delaware corporation now known as TMTG Sub Inc. (“Private TMTG”), ARC Global Investments II, LLC, a Delaware limited liability company (which was replaced and succeeded by RejuveTotal LLC, a New Mexico limited liability company effective as of March 14, 2024), in the capacity as the representative of the stockholders of Digital World, and Private TMTG’s General Counsel in its capacity as representative of the stockholders of Private TMTG, pursuant to which, among other transactions, Merger Sub merged with and into Private TMTG, with TMTG continuing as the surviving corporation and as a wholly owned subsidiary of Digital World (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, Digital World was renamed “Trump Media & Technology Group Corp.” and Private TMTG was renamed “TMTG Sub Inc.”

FREQUENTLY USED TERMS
Unless the context otherwise requires, “we,” “us,” “our,” “TMTG” and the “Company” refer to Trump Media & Technology Group Corp. All references herein to the “Board” refer to the board of directors of TMTG. References to “DWAC” or “Digital World” refer to our predecessor company prior to the consummation of the Business Combination.
In this document:
“ARC” means ARC Global Investments II, LLC.
“Amended Charter” means the Company’s second amended and restated certificate of incorporation.
“Board” means the board of directors of TMTG.
“Business Combination” means the merger and related transactions between Private TMTG and Digital World Acquisition Corp. that were consummated on March 25, 2024, and resulted in Digital World being renamed to “Trump Media & Technology Group Corp.”
“Bylaws” means the Amended and Restated Bylaws of the Company.
“Code” means the Internal Revenue Code, as amended.
“Company” “TMTG” “we” “our” or “us” means Trump Media & Technology Group Corp.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company following the Business Combination.
“Convertible Note Compensation Plan” mean that certain convertible note compensation plan approved by the requisite holders of Class A common stock of Digital World at the annual meeting of Digital World’s stockholders on December 19, 2023, pursuant to which Digital World issued Digital World Convertible Notes to certain officers, directors and affiliates for an aggregate amount of $9,651,250, which were converted into 965,125 shares of Common Stock upon the Closing of the Business Combination.
“DGCL” means the Delaware General Corporation Law.
“Digital World” or “DWAC” means Digital World Acquisition Corp., a Delaware corporation, TMTG’s predecessor prior to the Business Combination, which was renamed to “Trump Media & Technology Group Corp.” upon consummation of the Business Combination.
“Digital World Alternative Financing Notes” means up to $50,000,000 in 8.00% interest bearing convertible promissory notes due on March 22, 2025, in either (i) Working Capital Units, (ii) cash or (iii) a combination of both Working Capital Units and cash, in each case, at the election of the holder. Such Digital World Alternative Financing Notes may be redeemed by the Company, in whole or in part, commencing on the date on which all Company common stock issuable to the holders has been registered with the SEC, by providing a 10-day notice of such redemption (the “Alternative Notes Redemption Right” or “Redemption Right”). This Alternative Notes Redemption Right is contingent upon the trading price of Company common stock exceeding 130% of the applicable conversion price on at least three (3) trading days, whether consecutive or not, within the 15 consecutive trading days ending on the day immediately preceding the day on which a redemption notice is issued by the Company. The redemption price will be the total of the principal amount redeemed under such note plus any applicable portion of accrued and unpaid interest up to, but excluding, the redemption date. The Digital World Alternative Financing Notes have a floor conversion price of $8.00 or greater.
“Digital World Class B common stock” means the shares of Class B common stock of Digital World, par value $0.0001 per share, including the Founder Shares.
“Digital World Convertible Notes” or “DWAC Convertible Notes” means the $16,853,950 in non-interest-bearing convertible promissory notes paid upon the stockholders’ approval of the Business Combination, (A) either (i) Working Capital Units or (ii) cash or Working Capital Units, at the election of the holder or (B) in the case of such convertible promissory notes issued pursuant to the Convertible Note Compensation Plan, Company common stock. $4,832,700 of such convertible promissory notes were issued to ARC or its affiliates or Digital World’s officers or directors in connection with any loans made by them to Digital World prior to Closing. Up to $10,000,000 of such convertible promissory notes may be issued to either third parties providing services or making loans to Digital World or to ARC or its affiliates or Digital World’s officers or directors in connection with any loans made by them to Digital World prior to the Closing.
“Earnout Period” means the three (3)-year period following March 25, 2024 to determine the contingent right to Earnout Shares.
“Earnout Shares” means the additional 40,000,000 shares of Company common stock that were issued by the Company based on a contingent right based on the price performance of Company common stock during the Earnout Period. The Earnout Shares were to be earned and payable during the Earnout Period as follows: (i) if the dollar volume-weighted average price (“VWAP”) of TMTG’s shares of common stock equals or exceeds $12.50 per share for any 20 trading days within any 30 trading day period, TMTG will issue to certain holders an aggregate of 15,000,000 Earnout Shares; if the VWAP of TMTG common stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period, TMTG will issue to certain holders an aggregate of 15,000,000 Earnout Shares; and if the VWAP of TMTG shares of common stock equals or exceeds $17.50 per share for any 20 trading days within any 30 trading day period, TMTG will issue to certain holders an aggregate of 10,000,000 Earnout Shares. As of April 26, 2024, the Earnout Shares had been earned and issued, and President Donald J. Trump received 36,000,000 Earnout Shares.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FINRA” means the Financial Industry Regulatory Authority.
“Founder Shares” means the shares of Digital World Class B common stock initially purchased by ARC Global Investments II, LLC in the Private Placement.
“Management” or “Management Team” means the Company’s executive officers and directors.
“Merger Agreement” means the Agreement and Plan of Merger, dated October 20, 2021, as amended, by and among Digital World, Merger Sub, Private TMTG, ARC Global Investments II, LLC (which has been replaced and succeeded by RejuveTotal LLC, a New Mexico limited liability company effective as of March 14, 2024) in the capacity as the representative of the stockholders of Digital World, and Private TMTG’s General Counsel in the capacity as the representative of the stockholders of Private TMTG.
“Merger Sub” means DWAC Merger Sub Inc., a Delaware corporation that, until the Closing, was a wholly owned subsidiary of Digital World.
“Nasdaq” means Nasdaq Global Market.
“Odyssey” means Odyssey Transfer and Trust Company, our transfer agent, warrant agent, and escrow agent.
“Placement Units” means 1,133,484 units issued to ARC Global Investments II, LLC in the Private Placement (including the additional units purchased after the Digital World IPO in connection with underwriters’ exercise of the over-allotment option to purchase additional securities). Each Placement Unit consisted of one Placement Share and one-half of one Placement Warrant.
“Placement Warrants” means the warrants included within the Placement Units purchased by ARC Global Investments II, LLC in the Private Placement. Each Placement Warrant entitles the holder thereof to purchase one share of TMTG common stock for $11.50 per share.
“Private Placement” means the private placement consummated simultaneously with the Digital World IPO in which Digital World issued to ARC Global Investments II, LLC the Placement Units.
“Private TMTG” means the pre-Business Combination TMTG entity.
“Public Units” means units issued in the Digital World IPO, consisting of one Public Share and one-half of one Public Warrant.
“Public Warrants” means warrants underlying the Public Units issued in Digital World’s initial public offering. Each whole Public Warrant entitles the holder thereof to purchase one share of TMTG common stock for $11.50 per share.
“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.
“Semple” means Semple, Marchal & Cooper, LLP, TMTG’s independent registered public accounting firm since May 4, 2024.
“SEPA” means the Standby Equity Purchase Agreement, dated July 3, 2024, between the Company and YA II PN, LTD.
“TMTG” means Trump Media & Technology Group Corp., a Delaware corporation, formerly known as Digital World Acquisition Corp. References in this Annual Report on Form 10-K to TMTG include its subsidiaries to the extent reasonably applicable.
“TMTG Convertible Notes” means the series of convertible promissory notes in the aggregate principal amount of up to $60,000,000 issued by Private TMTG pursuant to those certain note purchase agreements, by and among Private TMTG and the holders party thereto including any additional convertible promissory notes of like tenor entered into after the date of the Merger Agreement.
“TMTG stockholders” means, collectively, the holders of TMTG common stock, each a “TMTG stockholder” (other than, and to the extent that, such TMTG common stock was received as a result of the conversion of the TMTG Convertible Notes).
“TMTG Sub” means, with respect to the period following the closing of the Business Combination, TMTG Sub Inc., a Delaware corporation and the surviving corporation of the Merger between Merger Sub and Private TMTG.
“Treasury” means the U.S. Department of Treasury.
“U.S. GAAP” means generally accepted accounting principles in the United States.
“Warrant Agreement” means the warrant agreement, dated September 2, 2021, as amended, by and between the Company and Continental Stock Transfer & Trust Company, as succeeded by Odyssey, as warrant agent.
“Warrants” means, collectively, the Public Warrants, Placement Warrants, Convertible Note Post IPO Warrants and Alternative Financing Notes Post IPO Warrants.
“WCT” means WorldConnect Technologies, L.L.C.
“Working Capital Units” means the units issued pursuant to the Digital World Convertible Notes or the Digital World Alternative Financing Notes, as applicable. Each unit consists of one share of Digital World Class A common stock and one-half Warrant. Each unit issuable pursuant to the applicable Digital World Convertible Notes or the Digital World Alternative Financing Notes, subject to the terms and conditions of each such applicable note, has a price not lower than $8.00 per unit.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of TMTG. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, our Management Team. Semple, our independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. Our financial statements, included in this prospectus, relate only to TMTG’s historical financial information. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•	future financial performance of the Company;
•	the impact of the outcome of any known or unknown litigation or other legal proceedings;
•	the ability of TMTG to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;
•	expectations regarding future expenditures of TMTG;
•	the future revenue and effect on gross margins of TMTG;
•	the attraction and retention of qualified directors, officers, employees and key personnel of TMTG;
•	the ability of TMTG to compete effectively in a competitive industry;
•	the impact of the ongoing legal proceedings in which President Donald J. Trump is involved on TMTG’s corporate reputation and brand;
•	expectations concerning the relationships and actions of TMTG and its affiliates with third parties;
•	the short- and long-term effects of the consummation of the Business Combination on TMTG’s business relationships, operating results and business generally;
•	the impact of future regulatory, judicial, and legislative changes in TMTG’s industry;
•	the ability to locate and acquire complementary products or product candidates and integrate those into TMTG’s business;
•	Truth Social, TMTG’s initial product, and its ability to generate users and advertisers;
•	future arrangements with, or investments in, other entities or associations;
•	competition and competitive pressures from other companies in the industries in which TMTG operates;
•	changes in domestic and global general economic and macro-economic conditions;
•	TMTG’s ability to meet conditions precedent to issue shares to Yorkville under the SEPA;
•	the volatility of the price of Common Stock that may result from sales of the Resale Shares we registered for resale;
•	the dilution of holders of Common Stock from TMTG’s issuance of shares to Yorkville. There can be no guarantee that how many Shares TMTG will issue under the SEPA, if at all; and
•	other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully review the information included in or incorporated by reference into this prospectus. Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “company,” “we,” “us,” “our,” “TMTG,” and other similar terms refer to Trump Media & Technology Group Corp. and its wholly owned subsidiaries.
The Company
Trump Media & Technology Group Corp.
The mission of TMTG is to end Big Tech’s assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations, as well as Truth+, a TV streaming platform focusing on family-friendly live TV channels and on-demand content. TMTG is also launching Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.
Truth Social
TMTG aspires to build a media and technology powerhouse to rival the liberal media consortium and promote free expression. TMTG was founded to fight back against the Big Tech companies—Meta (Facebook, Instagram, and Threads), X (formerly Twitter), Netflix, Alphabet (Google), Amazon and others—that it believes have colluded to curtail debate in America and censor voices that contradict “woke” ideology. TMTG aims to safeguard public debate and open dialogue, and to provide a platform for all users to freely express themselves.
Private TMTG was incorporated on February 8, 2021, and launched its first product, Truth Social, which is a social media platform aiming to end Big Tech’s assault on free speech by opening up the internet and giving the American people their voices back. It is a public, real-time platform where users can create content, follow other users, and engage in an open and honest global conversation without fear of being censored or cancelled due to their political viewpoints. TMTG does not restrict whom a user can follow, which it believes will greatly enhance the breadth and depth of available content. Additionally, users can be followed by other users without requiring a reciprocal relationship, enhancing the ability of TMTG users to reach a broad audience.
Truth Social was generally made available in the first quarter of 2022. TMTG prides itself on operating its platform, to the best of its ability, without relying on Big Tech companies. Partnering with pro-free-speech alternative technology firms, Private TMTG fully launched Truth Social for iOS in April 2022. Private TMTG debuted the Truth Social web application in May 2022, and the Truth Social Android App became available in the Samsung Galaxy and Google Play stores in October 2022. Private TMTG introduced direct messaging to all versions of Truth Social in 2022, released a “Groups” feature for users in May 2023, and announced the general availability of Truth Social internationally in June 2023.
To foster a flourishing digital public forum, TMTG seeks to prevent illegal and other prohibited content from contaminating its platform. In accordance with Truth Social’s terms of service, illegal and prohibited content includes, but is not limited to a) sexual content or language; b) content that includes sexual activity, sexual intercourse or any type of sexual act; c) any content that portrays or suggest explicit sexual acts or sexually suggestive positions or poses; d) sexually suggestive (explicit or vague) statements, texts or phrases; or e) content in which sexual acts are requested or offered, including pornography, prostitution, sugar babies, sex trafficking or sexual fetishes. Using human moderators and an artificial intelligence vendor known as HIVE, Truth Social has developed what TMTG believes is a robust, fair, and viewpoint-neutral moderation system and that its moderation practices are consistent with, and indeed help facilitate, TMTG’s objective of maintaining “a public, real-time platform where any user can create content, follow other users, and engage in an open and honest global conversation without fear of being censored or cancelled due to their political viewpoints.”
Truth+
Private TMTG conducted extensive technological due diligence and testing regarding a particular, state-of-the-art technology that supports video streaming and provides a “home” for cancelled content creators, and which TMTG has worked to acquire and incorporate into its product offerings and/or services as soon as practicable. On April 16, 2024,

TMTG announced that, after nine months of testing on its Web and iOS platforms, the Company has finished the research and development phase of a new live TV streaming platform and expects to begin scaling up its own content delivery network (“CDN”) branded as Truth+.
TMTG announced plans to roll out its streaming content in three phases:
•
Phase 1: Introduce Truth Social’s CDN for streaming live TV to the Truth Social app for Android, iOS, and Web. On August 7, 2024, TMTG announced that TV streaming via Truth Social had become available via all three modalities.

•
Phase 2: Release stand-alone Truth Social over-the-top streaming apps for phones, tablets, and other devices. As of October 21, 2024, TMTG had announced that Truth+ streaming had been released as a standalone product on Android, iOS, and Web.

•
Phase 3: Release Truth Social streaming apps for home TV. As of October 23, 2024, TMTG had announced that Truth+ streaming had been released on Apple TV, Android TV, and Amazon Fire TV. On March 19, 2025, TMTG announced that Truth+ had been made available in the Roku Channel Store.

Truth.Fi
On January 29, 2025, TMTG announced its financial technology strategy, which will include the launch of the financial services and FinTech brand Truth.Fi, including the investment of up to $250 million to be custodied by Charles Schwab. In addition to traditional investment vehicles, these funds may be allocated to customized separately managed accounts; customized exchange-traded funds; and Bitcoin and similar cryptocurrencies or crypto-related securities.
Such initiatives and acquisitions are subject to material changes and risks, some of which are beyond TMTG’s control. Given these uncertainties, TMTG believes it is premature for TMTG to predict when it will attain profitability and positive cash flows from its operations.
Company Growth Strategy
As TMTG seeks to create a fully integrated media and technology company, it is pursuing these growth strategies:
Grow Truth Social. TMTG believes that growth in Truth Social’s user base will drive more unique content, which in turn will drive the viral, organic promotion of content on Truth Social, thereby attracting more platform partners and advertisers. TMTG also plans to grow Truth Social through the addition and refinement of user-friendly features — including the integration of video — and continued global expansion. As Truth Social attracts more users, the value proposition for advertisers increases, thereby incentivizing advertisers to develop unique and compelling content for the platform.
Increase Product Offerings and Services. Organically and/or in partnership with third parties, TMTG intends to continue developing additional cutting-edge products and/or services, including Truth+ and Truth.Fi, to complement the Truth Social platform and expand the Truth ecosystem.
Pursue Strategic Acquisitions and/or Partnerships. With cancel culture having swept through corporate America, businesses have faced increasing pressure to silence or disavow certain customers and/or have often taken controversial stands on political issues that alienated many consumers. Concurrently, an increasing number of entrepreneurs are catering to conservatives across various industries. TMTG will continue to explore opportunities to partner, merge with and/or acquire other participants in this growing America First Economy that would benefit from TMTG’s technology and branding—and that are able to function effectively if TMTG evolves into a holding company with numerous, largely autonomous subsidiaries in a variety of industries.

Background
TMTG was incorporated on December 11, 2020 as Digital World Acquisition Corp., a blank check company formed for the purpose of entering into an initial business combination with one or more businesses or entities. On the Closing Date, Digital World, now known as Trump Media & Technology Group Corp., consummated the Business Combination with Private TMTG pursuant to the Merger Agreement. In connection with the consummation of the Business Combination, Digital World was renamed “Trump Media & Technology Group Corp.” and Private TMTG, which became a wholly owned subsidiary of TMTG, was renamed “TMTG Sub Inc.”
Effective upon consummation of the Business Combination, DWAC authorized the issuance of new Common Stock described in the section of this prospectus titled “Description of Securities.”

THE OFFERING
Issuer
Trump Media & Technology Group Corp.
Primary Issuance of Common Stock
Shares of Common Stock offered by us
Up to 8,370,686 shares of Common Stock that are issuable upon the exercise of the Public Warrants.
Resale of Common Stock and Warrants
Shares of Common Stock offered by the Selling Securityholders
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of 134,078,598 shares of Common Stock.
Market for Common Stock
Our Common Stock is currently traded on Nasdaq and NYSE Texas under the symbol “DJT.”
Warrants offered by the Selling
Warrant Holders
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of Resale Warrants.
Exercise price of Warrants
$11.50 per share, subject to adjustment as described herein.
Redemption
The Warrants are redeemable in certain circumstances. See “Description of Securities – Warrants” for further discussion.
Shares of Common Stock outstanding assuming exercise of all Warrants
229,064,949 shares of Common Stock (based on total shares outstanding as of March 28, 2025).
Terms of the Offering
The Selling Securityholders will determine when and how they will dispose of the shares of Common Stock registered for resale under this prospectus.
Use of Proceeds
We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants for cash. We will receive up to an aggregate of approximately $96.3 million from the exercise of the Warrants. We believe the likelihood that warrant holders will exercise their Warrants and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our shares of Common Stock. If the trading price for our shares of Common Stock continues to be over $11.50 per share, we believe holders of Warrants will likely exercise these Warrants. We expect to use the net proceeds from the exercise of the Warrants to execute our business plan, including for working capital, possible acquisitions and other general corporate purposes. Notwithstanding the foregoing, the Warrants may be exercised on a “cashless basis” rather than for cash. To the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. See “Description of Securities – Warrants” for further discussion.

We may receive up to $2,500,000,000 in aggregate gross proceeds from the sale of all Yorkville Shares under the SEPA to be offered in this offering.
We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” for further discussion.
Market for Warrants
Our Warrants are currently traded on Nasdaq and NYSE Texas under the symbol “DJTWW.”

RISK FACTORS
An investment in any securities offered pursuant to this prospectus involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements” included herein and in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K incorporated by reference into this prospectus.
Risks Related to the Yorkville Shares
Future resales of our Common Stock may cause the market price of TMTG’s securities to drop significantly, even if TMTG’s business is doing well.
The ability of the Selling Securityholders to sell the Resale Securities pursuant to this registration statement, or otherwise, may affect TMTG’s ability to sell its own shares of Common Stock or securities exercisable for shares of Common Stock should management elect to raise additional capital through a registered offering or private placement with certain registration rights. The sale of a substantial number of shares of Common Stock pursuant to the registration statement, of which this prospectus forms a part, or the perception that such sale may occur, may materially and adversely affect the prevailing market price of our Common Stock and thus restrict the amount TMTG is able to raise in an equity offering or require TMTG to issue and sell more Common Stock to generate the same amount of gross proceeds than it would otherwise have had to, which would result in greater dilution to existing stockholders. Furthermore, TMTG expects that because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the holders thereunder could continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures and constraint on TMTG’s ability to raise additional capital resulting from the shares registered hereunder could continue for an extended period of time and have a material adverse effect on the Company’s liquidity given its need to raise additional capital to conduct its operations and execute its growth strategy.
It is not possible to predict the actual number of shares of Common Stock we will sell under the SEPA to Yorkville or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the SEPA with Yorkville.
On July 3, 2024, we entered into the SEPA with Yorkville, pursuant to which Yorkville has committed to purchase up to $2,500,000,000 shares of our Common Stock, subject to certain limitations and conditions set forth in the SEPA. The shares that may be issued under the SEPA may be sold by us to Yorkville at our discretion from time to time.
We generally have the right to control the timing and amount of any sales of shares to Yorkville under the SEPA. Sales of shares, if any, to Yorkville under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or none of the shares that may be available for us to sell to Yorkville pursuant to the SEPA.
Because the purchase price per share to be paid by Yorkville for the shares that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of our Common Stock prior to each Advance made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the SEPA, if any.
Moreover, although the SEPA provides that we may sell up to an aggregate of $2,500,000,000 shares of our Common Stock to Yorkville, only up to 17,314,015 Shares of our Common Stock are being registered for resale under the registration statement that includes this prospectus. If we elect to sell to Yorkville the 17,314,015 Shares being registered for resale under this prospectus, depending on the market price of our Common Stock prior to each advance made pursuant to SEPA, the actual gross proceeds from the sale of all such Shares may be substantially less than the $2,500,000,000 available to us under the SEPA, which could materially adversely affect our liquidity.
If it becomes necessary for us to issue and sell to Yorkville under the SEPA more than the 17,314,015 Yorkville Shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $2,500,000,000 under the SEPA, we must register under the Securities Act the resale by Yorkville of any such additional shares we wish to sell from time to time under the SEPA. Any issuance and sale by us under the SEPA of shares in addition to the 17,314,015 Yorkville Shares being registered for resale by Yorkville under the registration statement that includes this prospectus could cause additional dilution to our shareholders. In addition, we may not effect any sales under the SEPA and Yorkville shall not have any obligation to purchase shares under the SEPA to the extent that after giving effect to such purchase and sale the aggregate number of shares of Common Stock issued under the SEPA together with any shares of Common Stock issued in connection with any other transactions that may be considered part of the same series of transactions, where the average price of such sales would be less than $31.73 and the number of shares issued would exceed the Exchange Cap. Thus, the Company may not have access to the right to sell the full $2,500,000,000 shares to Yorkville.
We are not required or permitted to issue shares under the SEPA if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, Yorkville will not be required to purchase any shares if such sale would result in Yorkville’s beneficial ownership exceeding 4.99% of our then issued and outstanding shares of Common Stock. Our inability to access a part or all of the amount available under the SEPA, in the absence of any other financing sources, could have a material adverse effect on our business.
The sale and issuance of shares of Common Stock to Yorkville will cause dilution to our existing shareholders, and the sale of shares of Common Stock acquired by Yorkville, or the perception that such sales may occur, could cause the price of our Common Stock to fall.
The purchase price for the shares that we may sell to Yorkville under the SEPA will fluctuate based on the price of our Common Stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our Common Stock to fall. If and when we do sell shares to Yorkville, Yorkville may resell all, some, or none of those shares at its discretion, subject to the terms of the SEPA. Therefore, sales to Yorkville by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares to Yorkville, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price. The resale of the Yorkville Shares by Yorkville in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could also harm the prevailing market price of our Common Stock.
Further, while the Selling Securityholders may, on average, experience a positive rate of return based on the current market price, public stockholders may not experience a similar rate of return on the Common Stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. The sale of the shares of Common Stock being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Common Stock.
Investors who buy Yorkville Shares at different times will likely pay different prices
Pursuant to the SEPA, we control the timing and amount of any sales of shares of Common Stock to Yorkville. If and when we elect to sell shares to Yorkville pursuant to the SEPA, Yorkville may resell all, some or none of such shares at its discretion and at different prices, subject to the terms of the SEPA. As a result, investors who purchase shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville in this offering as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Yorkville under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Yorkville may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to Yorkville, if any, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.
Our management team will have broad discretion as to the use of the net proceeds from our sale of shares to Yorkville, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering.
Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

COMMITTED EQUITY FINANCING
On July 3, 2024 (the “SEPA Effective Date”), we entered into the SEPA with Yorkville pursuant to which we have the right to sell to Yorkville up to $2,500,000,000 shares of Common Stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Sales of shares to Yorkville under the SEPA, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to Yorkville under the SEPA. In accordance with our obligations under the SEPA, we have filed a registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Yorkville of 37,644,380 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to Yorkville, under the SEPA. We will have the right, but not the obligation, from time to time at our discretion until the first day of the month following the 36-month period after the date of the SEPA, to direct Yorkville to purchase a specified amount of shares (each such sale, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”). As of March 28, 2025, we may issue and sell a total of 17,314,015 shares of Common Stock to Yorkville under the SEPA.
The per share subscription price Yorkville will pay for the shares will be 97.25% of the market price during a one- or three-day pricing period elected by TMTG. The “Market Price” is defined in the SEPA as the lowest daily VWAP (as defined below) during the one trading day, in the case of a one-day pricing period, or of the three consecutive trading days, in the case of a three-day pricing period, commencing on the trading day on which TMTG delivers an Advance Notice to Yorkville. “VWAP” means, for any trading day, the daily volume weighted average price of our Common Stock for such date on NASDAQ as reported by Bloomberg L.P. during regular trading hours. There is no upper limit on the subscription price per share that Yorkville could be obligated to pay for the shares.
We will control the timing and amount of any sales of shares to Yorkville. Actual sales of shares to Yorkville under the SEPA will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our business and its operations.
Yorkville will not be obligated to subscribe to any shares under the SEPA which, when aggregated with all other shares of Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Yorkville and its affiliates to exceed 4.99% of the outstanding voting power or number of Common Stock (the “Beneficial Ownership Limitation”).
The net proceeds under the SEPA to us will depend on the frequency and prices at which we sell the shares to Yorkville. We expect that any proceeds received by us from such sales to Yorkville will be used for working capital and general corporate purposes.
As consideration for Yorkville’s commitment to purchase shares at our direction upon the terms and subject to the conditions set forth in the SEPA, we paid YA Global II SPV, LLC, a subsidiary of Yorkville, (i) a structuring fee in the amount of $25,000 and (ii) a commitment fee in the form of 200,000 Commitment Shares. EF Hutton acted as the exclusive placement agent in connection with the transactions contemplated by the SEPA, for which we issued to EF Hutton 125,000 Placement Agent Shares.
The SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
We shall not effect any sales under the SEPA and Yorkville shall not have any obligation to purchase shares under the SEPA to the extent that after giving effect to such purchase and sale the aggregate number of shares of Common Stock issued under the SEPA together with any shares of Common Stock issued in connection with any other transactions that may be considered part of the same series of transactions, where the average price of such sales would be less than $31.73 and the number of shares issued would exceed the number of shares representing 19.99% of the outstanding voting common stock as of the SEPA Effective Date (the “Exchange Cap”). Thus, we may not have access to the right to sell the full $2,500,000,000 of Common Stock to Yorkville.
As of the SEPA Effective Date, there were 189,941,870 shares of Common Stock outstanding, and therefore the Exchange Cap would be 37,969,380 shares of Common Stock. In connection with the SEPA, we are registering 17,314,015 shares of Common Stock, which represents the remaining number of shares of Common Stock available to issue under the Exchange Cap as of the SEPA Effective Date, which amount shall include the (i) 200,000

Commitment Shares and (ii) 125,000 Placement Agent Shares. If we desire to issue more than 17,314,015 shares at an average price per share that does not equal or exceed $31.73 (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the date of the SEPA; or (ii) the average Nasdaq Official Closing Price for the five trading days immediately precedent the date of the SEPA), we would be required to obtain stockholder approval under the Nasdaq listing rules.
If and when we elect to issue and sell the shares to Yorkville, we may need to register for resale under the Securities Act additional shares in order to receive aggregate gross proceeds equal to the $2,500,000,000 available to us under the SEPA. If we elect to issue and sell more than 37,644,380 shares to Yorkville, such additional issuance of shares could cause additional dilution to existing shareholders. The number of shares ultimately offered for resale by Yorkville is dependent upon the number of shares we may elect to sell to Yorkville under the SEPA.
We do not know what the subscription price for the shares will be and therefore cannot be certain as to the number of shares we might issue to Yorkville under the SEPA. As of March 28, 2025, the Company had offered and sold 20,530,365 shares of Common Stock to Yorkville pursuant to the SEPA, including the Commitment Shares.
There are substantial risks to our stockholders as a result of the sale and issuance of the shares to Yorkville under the SEPA. These risks include the potential for substantial dilution and significant declines in the share price of our securities. See the section entitled “Risk Factors” on page 12 of this prospectus and in our Annual Report on Form 10-K incorporated by reference into this prospectus
The below summary is qualified in its entirety by reference to the SEPA, a copy of which is filed as Exhibit 10.32 to our Annual Report on Form 10-K filed with the SEC on February 14, 2025.
Advances of Shares Under the SEPA
Advances
We have the right, but not the obligation, from time to time at our discretion, until the first day of the month following the 36-month period after the date of the SEPA, and up to an aggregate subscription amount of $2,500,000,000, to direct Yorkville to Advance a specified maximum amount of shares as set forth in the SEPA (each, an “Advance”) by delivering an Advance Notice on any trading day (each, an “Advance Notice Date”).
Conditions to Each Advance
Yorkville’s obligation to accept Advance Notices that are timely delivered by us under the SEPA and to purchase shares in Advances under the SEPA, is subject to the satisfaction, at the applicable Advance Notice Date, of certain conditions, including:
•	the accuracy in all material respects of the representations and warranties of the Company included in the SEPA;
•
the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares that may be issued and sold by the Company to Yorkville under the SEPA) having been declared effective under the Securities Act by the SEC, and we shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date;

•	TMTG having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the SEPA to be performed, satisfied or complied with by the Company;
•
TMTG shall have obtained all permits and qualifications required by any applicable state for the offer and issuance of all the shares issuable pursuant to such Advance Notice or shall have the availability of exemptions therefrom. The issuance of such shares shall be legally permitted by all laws and regulations to which TMTG is subject;

•	no condition, occurrence, state of facts or event constituting a Material Outside Event (as such term is defined in the SEPA) shall have occurred and be continuing;
•
no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by the SEPA;

•
the shares issuable pursuant to the SEPA are quoted for trading on the Nasdaq (or the New York Stock Exchange, NYSE American, the Nasdaq Global Market, or the Nasdaq Capital Market) and all the shares issuable pursuant to such Advance Notice will be approved for trading on the Principal Market. The issuance of shares with respect to the applicable Advance Notice will not violate the shareholder approval requirements of the exchange. TMTG shall not have received any written notice that is then still pending threatening the continued quotation of the shares on the stock exchange;

•	There shall be a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to such Advance Notice; and
•
Except with respect to the first Advance Notice, TMTG shall have delivered all shares relating to all prior Advances, and at least 5 Trading Days shall have elapsed from the immediately preceding Advance Date.

Termination of the SEPA
Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earliest to occur of:
•	the first day of the month next following the 36-month anniversary of the date of the SEPA; and
•	the date on which Yorkville shall have purchased shares under the SEPA for an aggregate gross purchase price equal to $2,500,000,000;
We also have the right to terminate the SEPA at any time, at no cost or penalty, upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices under which we are yet to issue shares.
We may also agree with Yorkville to terminate the SEPA by mutual written consent. Neither we nor Yorkville may assign or transfer their respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by the Yorkville or us other than by an instrument in writing signed by both parties.
No Short-Selling by Yorkville
Yorkville has agreed that it and its affiliates will not engage in any short sales during the term of the SEPA and will not enter into any transaction that establishes a net short position with respect to the shares. The SEPA stipulates that Yorkville may sell our shares to be issued pursuant to an Advance Notice, following receipt of the Advance Notice, but prior to receiving such shares and may sell other shares of Common Stock acquired pursuant to the SEPA that Yorkville has continuously held from a prior date of acquisition.
Effect of Sales of our Shares under the SEPA on our Stockholders
All shares that may be issued or sold by us to Yorkville under the SEPA that are being registered under the Securities Act for resale by Yorkville in this offering are expected to be freely tradable. The Yorkville Shares being registered for resale in this offering may be issued and sold by us to Yorkville from time to time at our discretion over the term of the SEPA. The resale by Yorkville of a significant amount of the Yorkville Shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our shares of Common Stock, if any, to Yorkville under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or none of the shares that may be available for us to sell to Yorkville pursuant to the SEPA.
If and when we do elect to sell shares to Yorkville pursuant to the SEPA, Yorkville may resell all, some or none of such shares in its discretion and at different prices subject to the terms of the SEPA. As a result, investors who purchase shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville in this offering as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Yorkville under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Yorkville may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.
Because the purchase price per share to be paid by Yorkville for the shares that we may elect to sell to Yorkville under the SEPA will fluctuate based on the market prices of our Common Stock during the applicable Pricing Period (as defined in the SEPA), as of the date of this prospectus we cannot reliably predict the number of shares that we will sell to Yorkville under the SEPA, the actual purchase price per share to be paid by Yorkville for those shares, or the actual gross proceeds to be raised by us from those sales, if any.

The issuance, if any, of shares to Yorkville pursuant to the SEPA will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares that our existing stockholders own would not decrease as a result of sales, if any, under the SEPA, the shares owned by our existing stockholders would represent a smaller percentage of our total outstanding Common Stock after any such issuance.

USE OF PROCEEDS
We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants for cash. We will receive up to an aggregate of approximately $96.3 million from the exercise of the Warrants. We believe the likelihood that warrant holders will exercise their Warrants and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our shares of Common Stock. If the trading price for our shares of Common Stock continues to be over $11.50 per share, we believe holders of Warrants will likely exercise these Warrants. We expect to use the net proceeds from the exercise of the Warrants to execute our business plan, including for working capital, possible acquisitions and other general corporate purposes. Notwithstanding the foregoing, the Warrants may be exercised on a “cashless basis” rather than for cash. To the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. See “Description of Securities – Warrants” for further discussion.
All of the Yorkville Shares offered by Yorkville pursuant to this prospectus will be sold by Yorkville for its own account. We will not receive any of the direct proceeds from these sales. However, we may receive up to $2,500,000,000 aggregate gross proceeds from any sales we make to Yorkville pursuant to the SEPA. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell shares to Yorkville after the date of this prospectus. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information. We expect to use any proceeds that we receive under the SEPA for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities and is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Amended Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.
Pursuant to the Amended Charter, our authorized capital stock consists of 999,000,000 shares of Common Stock and 1,000,000 shares of undesignated preferred stock, $0.0001 par value.
Common Stock
Voting Rights
Holders of our Common Stock are entitled to one (1) vote for each share of Common Stock held of record by such holder at all meetings of Company stockholders and on all matters properly submitted to a vote of Company stockholders generally. Unless specified in the Amended Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at a meeting for which a quorum is present and entitled to vote thereon is required to approve any such matter voted on by our stockholders (except that directors are elected by a plurality of the votes cast in a contested director election). Our Amended Charter provides that the Company’s Board is classified into three classes of directors, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors.
Dividends and Distributions
Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of Common Stock, as such, are entitled to the payment of dividends on the Common Stock when, as and if declared by the Board in accordance with applicable law.
Rights upon Liquidation
If we liquidate, dissolve or wind up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any preferred stock that may at the time be outstanding. Our Common Stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.
Preferred Stock
The Amended Charter provides that our Board is authorized to issue shares of preferred stock from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
As of December 31, 2024, 10,445,682 TMTG warrants had been exercised, resulting in approximately $119.8 million in proceeds for TMTG; an aggregate of 11,045,545 Warrants and Private Warrants remained outstanding as of that date.
Public Stockholders Warrants
Each Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below and became exercisable on April 24, 2024. The Public Warrants will expire March 25, 2029, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable, and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless the Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant, and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
The shares of Common Stock issuable upon exercise of the Public Warrants were registered with the SEC pursuant to Registration Statement I that became effective on June 18, 2024, and are being registered on this S-3 Registration Statement, pursuant to Rule 429 of the Securities Act. We will use our best efforts to maintain a current prospectus relating to those shares of Common Stock until the Warrants expire or are redeemed, as specified in the warrant agreement. If we fail to maintain an effective registration statement, warrant holders may exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.
As the Public Warrants have become exercisable, we may call the Warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the reported last sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

We may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the Public Warrants for redemption as described above, our Management Team will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our Management Team will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Public Warrants. If our Management Team takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our Management Team takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after the Closing. If we call our Public Warrants for redemption and our Management Team does not take advantage of this option, ARC and its permitted transferees would still be entitled to exercise their Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The Public Warrants and the Placement Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company, which was subsequently amended on March 15, 2024 to provide that Odyssey would act as warrant agent. You should review a copy of the Warrant Agreement, as amended, which has been publicly filed with the SEC as Exhibit 10.25 to our Annual Report on Form 10-K filed with the SEC on February 14, 2025, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.
Placement Warrants
Except as described below, the Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Placement Warrants (including the Common Stock issuable upon exercise of the Placement Warrants) were not transferable, assignable or salable until April 24, 2024 (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with ARC) and will be entitled to registration rights, so long as they are held by ARC or its permitted transferees. ARC, or its permitted transferees, has the option to exercise the Placement Warrants on a cashless basis. If the Placement Warrants are held by holders other than ARC or its permitted transferees, the Placement Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be exercisable by the holders on the same basis as the Public Warrants.
If holders of the Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Placement Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Placement Warrants, multiplied by the difference between the exercise price of the Placement Warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Alternative Warrants
The 3,055,000 additional warrants (the “Alternative Warrants”) issued pursuant to the Warrant Agreement by Digital World after Digital World’s initial public offering (the “Initial Public Offering”) have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period, except as described above and have substantially the same terms as the Public Warrants issued by the Company in connection with its Initial Public Offering, except that such Alternative Warrants may only be transferred to the applicable holder’s affiliates.
Certain Anti-Takeover Provisions
Authorized but Unissued Capital Stock
Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Undesignated Preferred Stock
Our Amended Charter authorizes our Board to issue shares of preferred stock and set the voting powers, designations, preferences, and other rights related to that preferred stock without stockholder approval. Any such designation and issuance of shares of preferred stock could delay, defer, or prevent any attempt to acquire or control us.
Staggered Board
Our Amended Charter provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.
Vacancies on the Board of Directors; Removal of Directors
Our Amended Charter provides that, subject to any rights of holders of our preferred stock, any vacancies in our Board for any reason will be filled only by a majority of our directors remaining in office, and directors so elected will hold office until the next election of directors. The inability of our stockholders to fill vacancies on our Board may make it more difficult to change the composition of our Board. Additionally, our Amended Charter and Bylaws provide that a director may be removed from office by our stockholders only for cause and only by the affirmative vote of the holders of not less than two-thirds (66.67%) of all of the outstanding shares of capital stock entitled to vote generally in the election of directors.
No Cumulative Voting
Our Amended Charter does not authorize cumulative voting for the election of directors.
No Stockholder Action by Written Consent
Under the Amended Charter, the Company’s stockholders are required to take action at an annual or special meeting of the stockholders. Stockholders may not take action by written consent. This provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control of the Company.
No Stockholder Right to Call Special Meeting
Except as may be otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of stockholders may be called only by a majority of the Board, the Chairman of the Board, or the Chief Executive Officer of the Company. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

Advance Notification of Stockholder Nominations and Proposals
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. Our Bylaws further provides that only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting will be eligible for election at such meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Exclusive Forum for Certain Lawsuits
The Amended Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Notwithstanding, the Amended Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, (i) the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of Florida shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.
Registration Rights
Pursuant to the Asset Acquisition Agreement, Solutions and JedTec are entitled to registration rights requiring us to register for resale the Asset Acquisition Shares, pursuant to that registration Rights Agreement, dated August 9, 2024, filed with the registration statement of which this prospectus is a part. On September 5, 2024, Registration Statement III was declared effective, which covers the resale the Asset Acquisition Shares. The Asset Acquisition Shares are being registered on this S-3 Registration Statement, pursuant to Rule 429 of the Securities Act.
Our Transfer Agent and Warrant Agent
The transfer agent for our Common Stock and warrant agent for our Placement Warrants and Public Warrants is Odyssey Transfer and Trust Company. We have agreed to indemnify Odyssey Transfer and Trust Company in its roles as transfer agent, exchange agent, escrow agent, registrar and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. We have further agreed to indemnify Odyssey Transfer and Trust Company against all claims and losses, including, without limitation, reasonable attorney’s fees and expenses, arising out of or in connection with any act or omission of any prior transfer agent, including Continental Stock Transfer & Trust Company.
Amendment of Amended Charter or Bylaws
The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The Amended Charter provides that it may not be amended, amended and restated, or repealed except with the approval of the Board and, except as otherwise set forth in the Amended Charter, with the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the Common Stock entitled to vote thereon; provided, however, that the foregoing is subject to the rights, if any, of the holders of any outstanding series of the preferred stock.
The Bylaws provide that the affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Company required by applicable law or the Amended Charter, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in the Bylaws) of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.
Limitation on Liability and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Amended Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of our directors for damages for any breach of fiduciary duty as a director.
Our Amended Charter provides that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), we must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours or, while serving as a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in our Amended Charter and Bylaws may discourage stockholders from bringing lawsuits against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in us may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Upon the Closing, the Company ceased to be a shell company.
When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	one percent (1%) of the total number of shares of Common Stock or Warrants, as applicable, then outstanding; or
•	the average weekly reported trading volume of the Common Stock or Warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Listing of Securities
Our Common Stock and Public Warrants are currently listed on Nasdaq and NYSE Texas under the symbols “DJT” and “DJTWW” respectively. On March 28, 2025, the closing price of our Common Stock was $19.83 per share and the closing price of our Public Warrants was $12.75 per Public Warrant.

SELLING SECURITYHOLDERS
The selling securityholders may offer and sell, from time to time, any or all of the shares of Common Stock or Warrants being offered for resale by this prospectus, which consists of up to:
•	30,147 Placement Shares;
•	627,521 remaining unsold shares of Common Stock that were previously registered for resale;
•	79,538 remaining unsold or unexercised shares of Common Stock issuable upon the exercise of Placement Warrants and Post IPO Warrants;
•	114,750,000 President Trump Shares;
•	17,314,015 Yorkville Shares;
•	2,002 MZHCI Shares;
•	1,275,375 Asset Acquisition Shares; and
•	79,538 warrants to purchase Common Stock; and
In addition, we are registering 8,370,686 shares of Common Stock issuable upon exercise of the Public Warrants that were previously registered.
As used in this prospectus, the term “Selling Securityholders” includes the selling securityholders listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.
The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our Common Stock of each Selling Securityholder, the number of shares of Common Stock that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own assuming all securities that may be offered pursuant to this prospectus are sold. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities, including in transactions exempt from the registration requirements of the Securities Act, as the case may be, after the date on which the information in the table is presented.
Furthermore information in the table below (i) assumes the conversion of the Founder Shares into shares of Common Stock applying a maximum conversion ratio of 2.00:1, rather than the 1.348:1 conversion ratio determined at the Closing of the Business Combination, to illustrate the maximum number of shares that each applicable Selling Securityholder may be entitled under the Disputed Shares Escrow Agreements, pending litigation and/or out of court agreement between TMTG and ARC in the Delaware Lawsuit and (ii) does not reflect beneficial ownership to securities claimed by certain of the Selling Securityholders as a result of separate contractual arrangements with ARC to which TMTG is not a party due to the pending Delaware Lawsuit, the ARC Members Lawsuit and other related litigation in the Chancery Court regarding ownership of Founder Shares, shares of Common Stock received upon conversion of ARC’s Working Capital Units and management of ARC. The release of any such shares is subject to the terms and conditions of the Disputed Shares Escrow Agreements. See “Risk Factors – Legal, Regulatory, Compliance, and Governance Risks – Ongoing litigation over the “conversion ratio” could adversely affect TMTG’s business, financial condition and stock price.” and “Our Business – Litigation – Lawsuit against ARC, Patrick Orlando, UAV, Andrew Litinsky, and Wesley Moss in Florida” in our Annual Report on Form 10-K incorporated by reference herein.
Except as set forth in the footnotes below, (i) the following table does not include up to 8,370,686 shares of Common Stock issuable upon exercise of the Public Warrants and (ii) the address of each selling securityholder is 401 N. Cattlemen Rd., Ste. 200 34232 Sarasota, Florida.

Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering**	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering**
Alexander Cano(1)	10,000	10,000	—	—	—	—	—	—
Andrew Northwall (2)	4,033	4,033	—	—	—	—	—	—
Bradley Flanagan	8,000	10,500	—	—	2,500	2,500	—	—
Carlos Springmuhl(***)	12,500	15,000	—	—	2,500	2,500	—	—
Clement Borkowski	6,000	6,000	—	—	—	—	—	—
Devin G. Nunes(3)	232,944	87,154	—	—	—	—	—	—
Edward J. Preble(4)	30,000	30,000	—	—	—	—	—	—
Eric Swider(5)	9,529	3,043
Erik Sandvig(***)	5,000	6,000	—	—	1,000	1,000	—	—
Frank Joseph Andrews(6)	50,000	50,000	—	—	—	—	—	—
Jorge Cano	633	633	—	—	—	—	—	—
Justin Shaner	11,183	11,183	—	—	—	—	—	—
Katherine Chiles(7)	48,125	48,125	—	—	—	—	—	—
Luis Enrique Cruz	417	417	—	—
Pamela J. Bondi	75,000	106,250	—	—	31,250	31,250	—	—
Paul Spass(***)	12,500	15,000	—	—	2,500	2,500	—	—
Robert E. Prinz	20,000	30,000	—	—	10,000	10,000	—	—
Salvatore Rizzuto Jr.	32,000	48,000	—	—	16,000	16,000	—	—
Samuel Herrero(***)	1,200	1,200	—	—	—	—	—	—
Scott Fowler	173,534	187,322	—	—	13,788	13,788	—	—
Vladimir Novachki(8)	119,979	37,199	—	—	—	—	—	—
WorldConnect IPTV Solutions, LLC(9)	461,375	461,375	—	—	—	—	—	—
JedTec, L.L.C.(10)	814,000	814,000	—	—	—	—	—	—
MZHCI, LLC DBA MZ Group(11)	2,002	2,002	—	—	—	—	—	—
YA II PN, LTD	200,000	17,314,015	—	—	—	—	—	—
Donald J. Trump Revocable Trust dated April 7, 2014(12)	114,750,000	114,750,000	—	—	—	—	—	—
ARC(13)	30,147	30,147	—	—	—	—	—	—
Total	117,120,101	134,078,598			79,538	79,538

(*)	Represents less than 1%.
(**)	Based on 220,614,725 shares of Common Stock issued and outstanding as of March 28, 2025 (excluding up to 8,370,686 shares of Common Stock issuable upon exercise of the Public Warrants).
(***)
Number of securities is based on information previously provided to the Company by the Selling Securityholder in connection with previous resale registration statements. The actual number of securities held by such Selling Securityholder may be less than the amount shown.

(+)
Assumes the conversion of the Founder Shares into shares of Common Stock applying a maximum conversion ratio of 2.00:1, rather than the 1.348:1 conversion ratio determined at the Closing of the Business Combination to illustrate the maximum number of shares that each applicable Selling Securityholder may be entitled under the Disputed Shares Escrow Agreements, pending litigation and/or out of court agreement between TMTG and ARC in the Delaware Lawsuit.

(1)	Mr. Alex Cano was the President and Secretary of Digital World from April 2023 until the consummation of the Business Combination.
(2)	Mr. Andrew Northwall was formerly the Company’s Chief Operating Officer.
(3)
Mr. Devin G. Nunes is the Chairman of the Company’s Board of Directors and the Company’s Chief Executive Officer and President. Beneficial ownership prior to the offering consists of (1) 87,154 unrestricted shares and (2) 145,790 restricted shares registered on Form S-8 but does not include 975,244 RSUs.

(4)	Mr. Edward Preble was a member of Digital World’s Board of Directors from January 2023 until the consummation of the Business Combination.
(5)
Beneficial ownership prior to the offering consists of (1) 3,043 Conversion Shares as a result of the conversion of Digital World Convertible Notes, and (2) 6,486 restricted shares registered on Form S-8, but does not include 19,460 RSUs. Mr. Swider is also a member of the Company’s Board of Directors and was the Chairman and Chief Executive Officer of Digital World from March 2023 until the consummation of the Business Combination.

(6)
Mr. Frank Andrews was a member of Digital World’s Board of Directors from January 2023 until the consummation of the Business Combination. In April 2023, Mr. Andrews was voted in as Non-Executive Chairman of the Board of Directors.

(7)	Ms. Katherine Chiles was Digital World’s Chief Financial Officer from March 2023 until the consummation of the Business Combination.
(8)
Mr. Vladimir Novachki is the Company’s Chief Technology Officer. Beneficial ownership prior to the offering consists of (1) 37,199 unrestricted shares registered on Form S-1 and (2) 82,780 restricted shares registered on Form S-8 but does not include 409,784 RSUs.

(9)	The business address of WorldConnect IPTV Solutions, LLC is 1405 Hwy 505, Dodson, LA 71227.
(10)	The business address of JedTec, L.L.C. is 3923 Elm Street, Choudrant, LA 71227.
(11)
MZHCI, LLC DBA MZ Group (“MZHCI”) was engaged as the investor relations consultant by the Company on October 25, 2021. The business address of MZHCI is 27422 Aliso Creek, Suite 250, Aliso Viejo, CA 92656.

(12)
Reflects the President Trump Shares (including the Earnout Shares) issued to President Donald J. Trump pursuant to the terms of the Merger Agreement. These shares were transferred to the Donald J. Trump Revocable Trust Dated April 7, 2014 (the “Trust”) by President Trump in a transfer not involving a purchase or sale from President Trump, who is the settlor and sole beneficiary of the Trust, on December 17, 2024. Donald J. Trump, Jr., President Trump’s son, is the trustee of the Trust and has sole voting and investment power over all securities owned by the Trust. The business address for the Trust is 115 Eagle Tree Terrace, Jupiter, Florida 33477.

(13)	The business address of ARC Global Investments II, LLC is 78 SW 7th Street, Miami, Florida 33130.

PLAN OF DISTRIBUTION
We are registering 134,078,598 shares of Common Stock and 79,538 Warrants for possible sale by the Selling Securityholders from time to time and up to 8,370,686 shares of Common Stock that are issuable upon the exercise of the Public Warrants.
We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We are required to pay all other fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus.
The shares of Common Stock and the Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.
The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
The Selling Securityholders may sell their Shares and Warrants by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of Nasdaq;
•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable laws.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata, in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Common Stock or Warrants, such Selling Securityholder may transfer shares of Common Stock or Warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder that it intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth, to the extent required, the following information:
•	the specific securities to be offered and sold;
•	the names of the Selling Securityholders;
•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•	settlement of short sales entered into after the date of this prospectus;
•	the names of any participating agents, broker-dealers or underwriters, if not already named herein; and
•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.
In connection with distributions of the Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities offered by this prospectus, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock and our Public Warrants are currently listed on the Nasdaq Global Market and NYSE Texas under the symbols “DTJ” and “DTJWW,” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
A holder of Warrants may exercise its Warrants in accordance with the applicable warrant agreement on or before the expiration date set forth therein by surrendering to the Company the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the applicable warrant agreement.
Yorkville Shares
Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Yorkville has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of the Yorkville Shares that it may acquire from us pursuant to the SEPA. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributor’s or seller’s commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Yorkville has informed us that each such broker-dealer may receive commissions from Yorkville for executing such sales for Yorkville and, if so, such commissions will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of Yorkville Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by Yorkville through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Yorkville Shares sold by Yorkville may be less than or in excess of customary commissions. Neither we nor Yorkville can presently estimate the amount of compensation that any agent will receive from any purchasers of Yorkville Shares sold by Yorkville.
We know of no existing arrangements between Yorkville or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of Yorkville Shares offered by this prospectus by Yorkville, including with respect to any compensation paid or payable by Yorkville to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by Yorkville, and any other related information required to be disclosed under the Securities Act.

As consideration for its irrevocable commitment to purchase shares of our Common Stock under the SEPA, we paid YA Global II SPV, LLC, a subsidiary of Yorkville, (i) a structuring fee in the amount of $25,000 and (ii) a commitment fee in the form of 200,000 Commitment Shares.
EF Hutton acted as the exclusive placement agent in connection with the transactions contemplated by the SEPA, for which we issued to EF Hutton 125,000 Placement Agent Shares.
We also have agreed to indemnify Yorkville and certain other persons against certain liabilities in connection with the offering of the Yorkville Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Yorkville has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Yorkville specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
Yorkville has represented to us that at no time prior to the date of the SEPA has Yorkville or any entity managed or controlled by Yorkville, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction, which establishes a net short position with respect to the Yorkville Shares. Yorkville has agreed that during the term of the SEPA, none of Yorkville, its officers, its sole member, or any entity managed or controlled by Yorkville, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.
We have advised Yorkville that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Yorkville, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
The offering of the Yorkville Shares will terminate on the date that all of the Yorkville Shares offered by this prospectus have been sold by Yorkville.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of shares of Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S-corporations, regulated investment companies, real estate investment trusts, investors that will hold Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, or the additional tax on net investment income or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquired the securities pursuant to this offering (or that acquired Common Stock upon exercise of Warrants so acquired). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that is:
•	an individual who is a U.S. citizen or resident of the United States as determined for U.S. federal income tax purposes;
•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who has the authority to control all substantial decisions of the trust or (ii) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner of such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
Taxation of Distributions
As discussed above, it is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future. If we pay cash distributions to U.S. Holders of shares of our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders – Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the tax rate accorded to long-term capital gains.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock
A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. Holder’s tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal the holder’s tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Warrant.
It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, each U.S. Holder is urged to consult its tax advisor regarding the tax consequences of a cashless exercise.
Sale, Exchange, Redemption or Expiration of a Private Warrant
Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (i) the amount realized upon such disposition or expiration and (ii) the U.S. Holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities – Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such U.S. Holders as described under “U.S. Holders – Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders – Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders – Exercise of a Private Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders – Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”
Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants (including an expiration or redemption of our Warrants), unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Private Warrants, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Common Stock. Non-U.S. Holders of Private Warrants are urged to consult their own tax advisors regarding the application of the 5% rule in the case of the Private Warrants. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax (or lower applicable treaty rate). Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we become or have been a “United States real property holding corporation,” you are urged to consult your own tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities – Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock, which is taxable to such non-U.S. Holders as described under “Non-U.S. Holders – Taxation of Distributions” above. A non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. It is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Private Warrants or other property subsequently paid or credited to such holder.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and gross proceeds from the sale or other disposition of, our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale or other disposition of, our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury.
While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our securities, under proposed U.S. Treasury regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
In general, information reporting requirements will apply to payments of dividends and proceeds from the sale of our securities to non-U.S. Holders that are not exempt recipients. We must report annually to the IRS and to each such holder the amount of dividends or other distributions we pay to such non-U.S. Holder on our shares of Common Stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which the non-U.S. Holder resides pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

LEGAL MATTERS
Nelson Mullins Riley & Scarborough LLP will pass upon certain legal matters relating to the securities offered by this prospectus. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Trump Media & Technology Group Corp appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of our internal control over financial reporting as of December 31, 2024, which concluded among other things, that the Company did not maintain effective internal control over financial reporting as of December 31, 2024, based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“2013 framework”), because of the effects of the material weakness described therein, are incorporated by reference in this Prospectus and in the S-3 Registration Statement. Such financial statements have been incorporated herein by reference in reliance on the reports of Semple, Marchal & Cooper, LLP, an independent registered public accounting firm and given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered in this prospectus, reference is made to that registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available for free to the public over the Internet on the SEC’s website at www.sec.gov. Our Common Stock and our Public Warrants are listed on Nasdaq and NYSE Texas under the symbols “DJT” and “DJTWW,” respectively. General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at https://tmtgcorp.com/ as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on, or that can be accessed through, our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Because we are incorporating by reference future filings with the SEC, this prospectus and the accompanying prospectus supplement are continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus and the accompanying prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, the accompanying prospectus supplement or in any document previously incorporated by reference have been modified or superseded.
We hereby incorporate by reference the following documents:
•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 14, 2025;
•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 18, 2025;
•	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 20, 2025 and March 7, 2025; and
•
The description of our securities contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 14, 2025, and any amendment or report filed with the SEC for the purpose of updating the description.

We incorporate by reference any additional filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, including any related exhibits under Item 9.01 of Form 8-K) after the filing of the initial registration statement (including all such documents that we may file with the SEC after the date the registration statement was initially filed and prior to the effectiveness of the registration statement) and before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold (other than information furnished and not filed with the SEC). These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide each person to whom a prospectus is delivered, including any beneficial owner, a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may obtain copies of these filings, at no cost, through the “Investors” section of our website at https://tmgcorp.com and you may request a copy of these filings (other than an exhibit to any filing unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:
Trump Media & Technology Group Corp.
401 N. Cattlemen Rd., Ste. 200
Sarasota, Florida 34232
(941) 735-7346

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions and expenses incurred by the selling securityholders, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$ 0
Accountants’ fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total expenses	$

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.
Item 15.	Indemnification of Directors and Officers.
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
The Amended Charter provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.
In addition, we have entered into indemnification agreements with our directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 16.	Exhibits

Exhibit No.	Description
2.1†
Agreement and Plan of Merger, dated as of October 20, 2021, as amended on May 11, 2022, August 8, 2023, and September 29, 2023 by and among Digital World Acquisition Corp., DWAC Merger Sub Inc. and Trump Media & Technology Group Corp. (incorporated by reference to Annex A to the proxy statement/prospectus which is part of Amendment No. 6 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 14, 2024).

4.1†
Warrant Agreement, dated September 2, 2021, by and between Digital World Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on September 9, 2021).

4.2†	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1/A2, filed by Digital World Acquisition Corp. on July 26, 2021).
4.3†	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A2, filed by Digital World Acquisition Corp. on July 26, 2021).
5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP
23.1*	Consent of Semple, Marchal & Cooper, LLP, TMTG’s, independent registered public accounting firm of Trump Media & Technology Group Corp.
23.2*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fees

*	Filed herewith.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
Certain instruments defining rights of holders of long-term debt of the company and its consolidated subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. Upon request, the company agrees to furnish to the SEC copies of such instruments.
Item 17.	Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)
each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(6)
that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 1, 2025.

Trump Media & Technology Group Corp.

By:	/s/ Devin Nunes
Name:	Devin Nunes
Title:	Chief Executive Officer, President and Chairman

POWER OF ATTORNEY
Each of the undersigned officers and directors of Trump Media & Technology Group Corp. constitutes and appoints Devin Nunes, Phillip Juhan and Scott Glabe, and each of them singly, his true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Devin Nunes	Chief Executive Officer, President and Chairman (Principal Executive Officer)	April 1, 2025
Devin Nunes

/s/ Phillip Juhan	Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2025
Phillip Juhan

/s/ Eric Swider	Director	April 1, 2025
Eric Swider

/s/ David Bernhardt	Director	April 1, 2025
David Bernhardt

/s/ Robert Lighthizer	Director	April 1, 2025
Robert Lighthizer